Exhibit 99.1


Investor Contact:                   Mike Phalen
                                    Chief Financial Officer
                                    Krispy Kreme Doughnuts, Inc.
                                    336.733.3707

Financial Media Contact:            Robbin E. Moore
                                    Investor Relations Director
                                    Krispy Kreme Doughnuts, Inc.
                                    336.733.8857

Kroll Zolfo Cooper LLC:             Rebecca Randall
                                    Director of Marketing
                                    (212) 561-4004


                    KRISPY KREME ANNOUNCES MANAGEMENT CHANGES

                       Company Retains Financial Advisor,
            Announces Lender Consent and Recent Negative Sales Trends

Winston-Salem, NC (January 18, 2005) - Krispy Kreme Doughnuts, Inc. (NYSE:KKD) (the "Company") announced today that its Board of Directors has taken a number of important actions to address the Company's current situation.

Management Changes and Retention of Financial Advisor

Stephen F. Cooper has been named CEO replacing Scott A. Livengood, who has retired as Chairman of the Board, President and Chief Executive Officer and a director of the Company and will become a consultant to the Company on an interim basis. Steven G. Panagos has been named President and Chief Operating Officer.

James H. Morgan, who has served as a director of the Company since July 2000 and Vice Chairman since March 2004, has been elected Chairman of the Board of Krispy Kreme. Mr. Morgan is Chairman of The Morgan Crossroads Funds, having previously served as Chairman and Chief Executive Officer of Wachovia Securities, Inc. In addition, Robert L. Strickland has been elected Vice Chairman. Mr. Strickland, a Krispy Kreme director since 1998, is the retired Chairman of Lowe's Companies, Inc.

Mr. Cooper is the Chairman and Mr. Panagos is a Managing Director of Kroll Zolfo Cooper LLC ("KZC"), which the Company has retained to be its financial advisor and interim management consultant. KZC is one of the world's leaders in this field. Mr. Cooper has more than 30 years' experience leading companies through operational and financial restructurings and currently acts as interim CEO, President and Chief Restructuring Officer of Enron and prior to that acted as Vice Chairman of Laidlaw. Mr. Panagos is the National Practice Leader of KZC's domestic Corporate Advisory and Restructuring Group and has more than 20 years' experience leading companies through operational and financial restructurings. He formerly served as interim CEO but currently serves as


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Chief Restructuring Officer of The Penn Traffic Company. They will be joined by a team of KZC professionals who will assist the Company's management in strengthening Krispy Kreme's position as a leading provider of premium quality doughnuts. Mr. Cooper, Mr. Panagos and their team will begin working immediately with the Company, its management and the Board of Directors. "I am looking forward to working with all of the Company's employees, franchisees, vendors and other business partners to strengthen Krispy Kreme," said Mr. Cooper.

KZC has worked on numerous complex engagements, including Enron, The Penn Traffic Company, NRG Energy, Inc., Federated Department Stores, Sunbeam, Laidlaw, Washington Group International, Polaroid Corporation, Morrison Knudsen and ICG Communications. KZC has a demonstrated track record in stabilizing businesses while developing strategic plans for long-term financial strength.

"I believe that the Company's employees, franchisees, vendors and shareholders will be excited with the energy, experience and vision which Mr. Cooper and the KZC team will bring to the Company. On behalf of the Board, I want to thank Scott for his years of dedicated service to the Company and for making himself available to Krispy Kreme as a consultant to facilitate the transition," said Mr. Morgan.

Discussions with Lenders

The Company also reported that the lenders under its Credit Facility have agreed to defer until January 24, 2005 the date on which an event of default would occur by reason of its failure to deliver financial statements for the quarter ended October 31, 2004. While the Company will need a further waiver of the date for such delivery, the Company anticipates that the actions discussed above will be viewed positively by its lenders as its discussions with its lenders continue. As previously disclosed, the Company is currently unable to borrow funds under the Credit Facility.

Recent Sales Decline; Possible Operational Restructuring Actions

The Company also announced that the results for its fourth quarter ending January 30, 2005 have been, and may continue to be, adversely impacted by significant sales declines. For the eight weeks ended December 26, 2004, systemwide and Company average weekly sales per factory store have decreased approximately 18% and 25%, respectively, compared to the corresponding weeks of the prior year. The quarter is also being adversely impacted by the substantial costs associated with the legal and regulatory matters previously disclosed. These factors may result in the Company experiencing a loss for the current quarter. KZC will work with the Company to review whether it should take certain operational actions, which could include the consolidation of store locations. Any such actions could result in substantial losses, although it is expected that any restructuring charges largely would be non-cash charges. Systemwide average weekly sales per factory store is a non-GAAP financial measure. Systemwide sales data include sales at all company and franchise stores. The Company believes systemwide sales information is useful in assessing our market share and concept growth.

Founded in 1937 in Winton-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company's signature Hot Original Glazed. Krispy Kreme currently operates 435 stores (comprised of 399 factory stores and 36 satellites) in 45 U.S. states, Australia, Canada, Mexico and the United Kingdom. Krispy Kreme can be found on the World Wide Web at www.krispykreme.com.


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                                      # # #


Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are its dependence on franchisees to execute its store expansion strategy, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated, the outcome of the pending formal investigation by the United States Securities and Exchange Commission, the pending shareholder class action, the pending shareholder derivative actions, the pending Special Committee investigation, our auditors' ongoing review of our financial statements, actions taken by lenders to the Company and its joint ventures and numerous other factors discussed in Krispy Kreme's periodic reports and proxy statements filed with the Securities and Exchange Commission.